Exhibit 99.1

ARES CAPITAL CORPORATION EXTENDS MATURITY ON REVOLVING
FUNDING FACILITY TO JANUARY 2016

Facility Now Contains Three Year Reinvestment Period and Five Year Maturity

NEW YORK, NY—January 18, 2011—Ares Capital Corporation (NASDAQ:  ARCC) announced today that its indirect wholly owned subsidiary, Ares Capital CP Funding LLC (“CP Funding”), extended its $400 million revolving funding facility (the “Facility”) provided by Wells Fargo Bank, National Association.  The Facility’s maturity has been extended from January 22, 2013 to January 18, 2016.  Further, the Facility contains a three year reinvestment period until January 18, 2014 followed by a two year amortization period ending January 18, 2016.  The Facility’s reinvestment period and final maturity may be extended two times for one year periods if mutually agreed upon by the parties.  Pricing on the Facility remains unchanged and is based on a pricing grid depending upon the credit ratings of Ares Capital.  The currently effective LIBOR spread under the Facility is 2.75%.

In addition to this $400 million Facility, Ares Capital has an $810 million Revolving Credit Facility, for total revolving debt capacity of approximately $1.2 billion.

“We appreciate Wells Fargo’s strong show of support by extending an attractively priced revolving facility to us for the next five years,” commented Michael Arougheti, President of Ares Capital.  “This maturity extension further improves our maturity profile and provides additional financing flexibility for the growth of our business.”

About Ares Capital Corporation

Ares Capital is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. With offices in Atlanta, Chicago, Los Angeles, New York and Washington, D.C., Ares Capital is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle market companies. Ares Capital invests primarily in first- and second-lien loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, Ares Capital also makes equity investments. Ares Capital is externally managed by Ares Capital Management LLC, an affiliate of Ares Management LLC, a global alternative asset manager and a Securities and Exchange Commission registered investment adviser. As of December 31, 2010, Ares Management LLC had approximately $39 billion of committed capital under management.  For more information, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital Corporation’s filings with the Securities and Exchange Commission. Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

Ares Capital Investor Contact:

Carl G. Drake

(404) 814-5204